Exhibit 99.1
Repros Therapeutics Inc. Provides Clarification on Increased Liver Enzymes at Highest
Dose in Proellex ® Clinical Program
The Woodlands, Texas — July 23, 2009, Repros Therapeutics Inc. (NasdaqGM:RPRX) provides a clarification on the occurrence of increased liver enzymes in patients treated with the 50 mg dose of Proellex®.
Repros’ recent decision to discontinue the use of the Proellex 50 mg dose in its ongoing clinical trials was based on observations of dose-related, clinically significant changes in liver enzymes ( ≥ 3 x Upper Limit of Normal, or ULN) in a low percentage of women. Following this decision, Repros notified all clinical sites involved in the studies of this important change, and all patients on the 50 mg dose have been switched to a 25 mg dose.
All subjects with liver enzyme elevations ≥ 3xULN had their treatment stopped and have been referred to an appropriate specialist for further evaluation. Of the nine subjects identified in the Press Release of July 7, 2009, with liver enzymes ≥ 3xULN on the 50 mg dose, the majority have had a reduction of their serum liver enzymes to within the normal range. Four of these subjects have not yet resolved and they are being followed closely. To date, no patient with elevated liver enzymes has required any type of additional treatment for this condition. All subjects in all ongoing trials are being monitored frequently to detect any type of change in liver enzyme levels.
As stated previously, Repros believes that the decision to move forward with the 25 mg and 12.5 mg doses will improve the benefit/risk profile of Proellex. The Company informed the Food and Drug Administration, or FDA, of the decision to discontinue the 50 mg dose on June 26, 2009, and intends to obtain guidance from the FDA in the coming months on the clinical and regulatory pathways forward for the Proellex clinical programs.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, up to 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.

Our second product candidate, Androxal® is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal® for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new investigational new drug application, or IND, to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, the timing of submission of INDs, NDAs, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Contact:	Dr. Paul Lammers President (713) 294-2380